EXHIBIT 23.2

Consent of Independent Auditor

We consent to the use, in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 9, 2021 related to the financial statements of Harper & Jones, LLC (the “Company”) as of December 31, 2020 and 2019, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California
May 6, 2022